Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2/A of Onlife Health Products, Inc (A Development Stage Company), of our report dated January 15, 2007 Except Note 2 and 3 dated April 3, 2007 on our audit of the financial statements of Onlife Health Products, Inc (A Development Stage Company) as of November 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the period then ended, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
-----------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
May 29, 2007



               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                        (702)253-7511 Fax (702)253-7501